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                                                                     Exhibit 5.1


                                January 25, 2001

Proxim, Inc.
510 DeGuigne Drive
Sunnyvale, CA  94086

         Re: Registration Statement on Form S-8
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Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 25, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933 of 3,000,000 shares of your Common Stock under the 1999 Nonstatutory Stock Option Plan, as amended, 2,000,000 additional shares of your Common Stock under the 1995 Long-Term Incentive Plan, as amended, and 400,000 additional shares of your Common Stock under the 1993 Employee Stock Purchase Plan, as amended. Such shares of Common Stock are referred to herein as the "Shares" and such plans are referred to herein as the "Plans". As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

     It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant or purchase under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                           Very truly yours,

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation